Exhibit (d).1

JOHN HANCOCK FUNDAMENTAL LARGE CAP CORE FUND,

a series of John Hancock Investment Trust

Boston, Massachusetts

June 30, 2020

John Hancock Investment Management LLC

200 Berkeley Street

Boston, Massachusetts 02116

Amended and Restated Investment Management Contract

Ladies and Gentlemen:

John Hancock Investment Trust (the “Trust”) has been organized as a business trust under the laws of The Commonwealth of Massachusetts to engage in the business of an investment company. The Trust’s shares of beneficial interest are classified into series, and this agreement relates only to the series of shares representing the entire undivided interest in John Hancock Fundamental Large Cap Core Fund (the “Fund”).

The Trustees of the Trust (the “Trustees”) have selected John Hancock Investment Management LLC. (the “Adviser”) to provide overall investment advice and management for the Fund, and to provide certain other services, as more fully set forth below, and you are willing to provide such advice, management and services under the terms and conditions hereinafter set forth. Accordingly, the Trust agrees with you as follows:

1.         Delivery of Documents. The Trust has furnished you with copies, properly certified or otherwise authenticated, of each of the following:

(a)	Amended and Restated Declaration of Trust dated January 22, 2016, as amended from time to time (the “Declaration of Trust”);

(b)	By-Laws of the Trust as in effect on the date hereof;

(c)	Resolutions of the Trustees selecting the Adviser as investment adviser for the Trust and the Fund and approving the form of this Agreement; and

(d)	Commitments, limitations and undertakings made by the Trust to state securities or “blue sky” authorities for the purpose of qualifying shares of the Fund for sale in such states. The Trust will furnish you from time to time with copies, properly certified or otherwise authenticated, of all amendments of or supplements to the foregoing, if any.
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2.         Investment and Management Services. You will use your best efforts to provide to the Fund continuing and suitable investment programs with respect to investments, consistent with the investment policies, objectives and restrictions of the Fund. In the performance of the Adviser’s duties hereunder, subject always (x) to the provisions contained in the documents delivered to the Adviser pursuant to Section 1, as each of the same may from time to time be amended or supplemented, and (y) to the limitations set forth in the registration statement of the Fund as in effect from time to time under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended (the “1940 Act”), the Adviser will, at its own expense:

(a)	furnish the Fund with advice and recommendations, consistent with the investment policies, objectives and restrictions of the Fund, with respect to the purchase, holding and disposition of portfolio securities;

(b)	advise the Fund in connection with policy decisions to be made by the Trustees or any committee thereof with respect to the Fund’s investments and, as requested, furnish the Fund with research, economic and statistical data in connection with the Fund’s investments and investment policies;

(c)	provide administration of the day-to-day investment operations of the Fund;

(d)	submit such reports relating to the valuation of the Fund’s securities as the Trustees may reasonably request;

(e)	assist the Fund in any negotiations relating to the Fund’s investments with issuers, investment banking firms, securities brokers or dealers and other institutions or investors;

(f)	consistent with the provisions of Section 6 of this Agreement, place orders for the purchase, sale or exchange of portfolio securities with brokers or dealers selected by you, provided that in connection with the placing of such orders and the selection of such brokers or dealers you shall seek to obtain execution and pricing within the policy guidelines determined by the Trustees and set forth in the Prospectus and Statement of Additional Information of the Fund as in effect from time to time;

(g)	provide office space and equipment and supplies, the use of accounting equipment when required, and necessary executive, clerical and secretarial personnel for the administration of the affairs of the Fund;

(h)	from time to time or at any time requested by the Trustees, make reports to the Trust of your performance of the foregoing services and furnish advice and recommendations with respect to other aspects of the business and affairs of the Fund;

(i)	maintain and preserve the records required by the Investment Company Act of 1940, as amended (the “1940 Act”), to be maintained and preserved by the
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Trust on behalf of the Fund (you agree that such records are the property of the Trust and will be surrendered to the Trust promptly upon request therefor);

(j)	obtain and evaluate such information relating to economies, industries, businesses, securities markets and securities as you may deem necessary or useful in the discharge of your duties hereunder;

(k)	oversee, and use your best efforts to assure the performance of the activities and services of the custodian, transfer agent or other similar agents retained by the Trust; and

(l)	give instructions to the Fund’s custodian as to deliveries of securities to and from such custodian and transfer of payment of cash for the account of the Fund.

The Adviser may engage one or more investment advisers which are either registered as such or specifically exempt from registration under the Investment Advisers Act of 1940, as amended, to act as subadvisers to provide with respect to the Fund certain services set forth in Section 2 of this Agreement, all as shall be set forth in a written contract, which contract shall be subject to approval by the vote of a majority of the Trustees of the Trust who are not interested persons of the Adviser, the subadviser or the Fund, cast in person at a meeting called for the purpose of voting on such approval and by the vote of a majority of the outstanding voting securities of the Fund and otherwise consistent with the terms of the 1940 Act. Any fee, compensation or expense to be paid to any subadviser shall be paid by the Adviser, and no obligation to the subadviser shall be incurred on the Fund’s or Trust’s behalf, except as agreed upon by the Trustees of the Trust and otherwise consistent with the terms of the 1940 Act.

3.         Expenses of the Fund. You will pay:

(a)	the compensation and expenses of all officers and employees of the Fund;

(b)	the expenses of office rent, telephone and other utilities, office furniture, equipment, supplies and other office expenses of the Fund;

(c)	any other expenses incurred by you in connection with the performance of your duties hereunder; and

(d)	premiums for such insurance as may be agreed upon by you and the Trustees.

4.         Expenses of the Trust or the Fund Not Paid by You. You will not be required to pay any expenses which this Agreement does not expressly make payable by you. In particular, and without limiting the generality of the foregoing but subject to the provisions of Section 3, you will not be required to pay:

(a)	any and all expenses, taxes and governmental fees incurred by the Trust or the Fund prior to the effective date of this Agreement;
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(b)	without limiting the generality of the foregoing clause (a), the expenses of organizing the Fund (including without limitation, legal, accounting and auditing fees and expenses incurred in connection with the matters referred to in this clause (b)), of initially registering the shares of the Fund under the Securities Act of 1933, as amended, and of qualifying the shares for sale under state securities laws for the initial offering and sale of shares;

(c)	the compensation and expenses of Trustees who are not interested persons (as used in this Agreement, such term shall have the meaning specified in the 1940 Act) of you, and of independent advisers, independent contractors, consultants, managers and other unaffiliated agents employed by the Trust or the Fund other than through you;

(d)	legal, accounting and auditing fees and expenses of the Trust or the Fund;

(e)	the fees or disbursements of custodians and depositories of the Fund’s assets, transfer agents, disbursing agents, plan agents and registrars;

(f)	taxes and governmental fees assessed against the Trust’s or the Fund’s assets and payable by the Trust;

(g)	the cost of preparing and mailing dividends, distributions, reports, notices and proxy materials to shareholders of the Fund;

(h)	brokers’ commissions and underwriting fees; and

(i)	the expense of periodic calculations of the net asset value of the shares of the Fund.

5.         Compensation of the Adviser. For all services to be rendered, facilities furnished and expenses paid or assumed by the Adviser as herein provided, the Adviser shall be entitled to a fee, paid monthly in arrears, at an annual rate equal to (i) 0.625% of the average daily net asset value of the Fund up to $3 billion of average daily net assets; and (ii) 0.600% of the amount over $3 billion of average daily net assets.

In the event that normal operating expenses of the Fund, exclusive of certain expenses prescribed by state law, are in excess of any limitation imposed by a state where the Fund is registered to sell shares of common stock, the fee payable to the Adviser will be reduced to the extent of such excess and the Adviser will make any arrangements necessary to eliminate any remaining excess expenses.

6.         Avoidance of Inconsistent Position. In connection with purchases or sales of portfolio securities for the account of the Fund, neither your nor any investment management subsidiary of yours, nor any of your or their directors, officers or employees will act as

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principal or agent or receive any commission. If any occasion shall arise in which you advise persons concerning the shares of the Trust, you will act solely on your own behalf and not in any way on behalf of the Trust or the Fund.

7.         No Partnership or Joint Venture. The Trust, the Fund and you are not partners of or joint venturers with each other and nothing herein shall be construed so as to make them such partners or joint venturers or impose any liability as such on any of them.

8.         Name of the Trust and Fund. The Trust and the Fund may use the name “John Hancock” or any name derived from or similar to the name “John Hancock Investment Management LLC” or “John Hancock Life Insurance Company (U.S.A.),” a Michigan domiciled insurance company, only for so long as this Agreement remains in effect. At such time as this Agreement shall no longer be in effect, the Trust and the Fund will (to the extent they lawfully can} cease to use such a name or any other name indicating that the Fund is advised by or otherwise connected with you. The Trust acknowledges that it has adopted the name “John Hancock Investment Trust” and the Fund has adopted the name “John Hancock Fundamental Large Cap Core Fund” through permission of John Hancock Life Insurance Company (U.S.A.), and agrees that John Hancock Life Insurance Company (U.S.A.) reserves to itself and any successor to its business the right to grant the non-exclusive right to use the name “John Hancock” or any similar name to any other corporation or entity, including but not limited to any investment company of which John Hancock Life Insurance Company (U.S.A.) or any subsidiary or affiliate thereof shall be the investment adviser.

9.         Limitation of Liability of the Adviser. You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement. Any person, even though also employed by you, who may be or become an employee of and paid by the Trust or the Fund shall be deemed, when acting within the scope of his employment by the Trust or the Fund, to be acting in such employment solely for the Trust or the Fund and not as your employee or agent.

10.         Duration and Termination of this Agreement. This Agreement shall remain in force until the second anniversary of the date upon which this Agreement was executed by the parties hereto, and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by (a) a majority of the Trustees who are not interested persons of you or (other than as trustees) of the Fund, cast in person at a meeting called for the purpose of voting on such approval, and (b) either (i) the Trustees or (ii) a majority of the outstanding voting securities of the Fund. This Agreement may, on 60 days’ written notice, be terminated at any time without the payment of any penalty by the Trust or the Fund by vote of a majority of the outstanding voting securities of the Fund, by the Trustees or by you. Termination of this Agreement with respect to the Fund shall not be deemed to terminate or otherwise invalidate any provisions of any contract between you and any other series of the Trust. This Agreement shall automatically terminate in the event of its assignment. In

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interpreting the provisions of this Section 10, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of “assignment,” “interested person” and “voting security”) shall be applied.

11.        Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment, transfer, assignment, sale, hypothecation or pledge of this Agreement shall be effective until approved by (a) the Trustees, including a majority of the Trustees who are not interested persons of you or (other than as Trustees) of the Trust or the Fund, cast in person at a meeting called for the purpose of voting on such approval, and (b) a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act.

12.        Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The names John Hancock Investment Trust and John Hancock Fundamental Large Cap Core Fund are the designations of the Trustees under the Amended and Restated Declaration of Trust, dated January 22, 2016, as amended from time to time. The Declaration of Trust and all amendments thereto have been filed with the Secretary of State of The Commonwealth of Massachusetts. The obligations of the Trust and the Fund are not personally binding upon, nor shall resort be had to the private property of, any of the Trustees, shareholders, officers, employees or agents of the Trust or the Fund, but only the Fund’s property shall be bound. The Fund shall not be liable for the obligations of any other series of the Trust.

13.        Execution This Agreement and any amendments hereto and any notices or other communications hereunder that are required to be in writing may be in electronic form (including without limitation by facsimile and, in the case of notices and other communications, email) and may be executed by means of electronic signatures.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.

Very truly yours,

JOHN HANCOCK INVESTMENT TRUST
on behalf of John Hancock Fundamental Large Cap Core Fund
By:	/s/ Andrew G. Arnott
Andrew G. Arnott
President

The foregoing contract is hereby agreed to as of the date hereof.

JOHN HANCOCK INVESTMENT MANAGEMENT LLC
By:	/s/ Jay Aronowitz
Jay Aronowitz
Chief Investment Officer
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